EXHIBIT 10.2

                  RESOLUTION OF THE TOWN BOARD OF THE
                         TOWN OF SCHROEPPEL


Whereas the Town Board is committed to pursuing opportunities which promote job growth and economic development within the Town of Schroeppel; and

Whereas the Town Board has been engaged in discussions with Bion Environmental Technologies, Inc. concerning Bion's proposal to develop an integrated agri-business project involving large-scale raising, finishing, and processing beef cattle together with related ethanol production; and

Whereas the proposed Bion project would create local jobs as well as demand for locally raised agricultural products which would enable the return of local farmland to production; and

Whereas the Town Board finds that the Town of Schroeppel would be a suitable location for the Bion project;

Now therefore, be it

Resolved that the Town Board of the Town of Schroeppel does express its support for the development of the proposed Bion project within the Town of Schroeppel and states its intent to work cooperatively with Bion; and be it further

Resolved that the development of the Bion project shall be subject to all necessary due diligence including adherence to all pertinent federal, state, and local laws, rules, and regulations including those related to land use control and planning and environmental protection; and be it further

Resolved that the Town Board urges other federal, state, and local officials to work cooperatively towards the development of the Bion project.